UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) October 29, 2003

                                  NUTEK, INC.
              (Exact name of Registrant as specified in charter)


           Nevada                         0-29087           87-0374623
    (State or other jurisdiction        (Commission       (I.R.S. Employer
       of incorporation)               File Number)      Identification)

         6330 McLeod Drive, Suite 1, Las Vegas, NV               89120
        (Address of principal executive offices)             (Zip Code)

     Registrant's telephone number, including area code:   (702) 262-2061

ITEM 5. OTHER ITEMS

On October 28, 2003, the Board of Directors of Nutek, Inc. (the "Company") made a decision to extend the record date of the dividend of its subsidiary. The new record date will be Friday, November 7, 2003. The reason for the extension was to allow for time to fully explain and provide the NASD, transfer agent, and shareholders information related to the dividend.

The dividend shares will be issued in one of the Company's subsidiaries, which is a private company. The shares issued will be restricted securities, which will thus have to be issued in certificate form.

The stock dividend will be distributed to owners of the Company's common stock as of the record date in a ratio of one share of dividend stock in the subsidiary to be spun off, for every 300 shares of common stock owned in Nutek Inc.

Certificates for the dividend stock will specify the name of the beneficial owner of such shares and will be mailed directly to such beneficial owner soon after the record date. If a stockholder is already a record owner of the Company holding certificates issued in their name, they do not need to take any further action, as a stock certificate for the dividend will be mailed to them.

There will be two ways for stockholders to receive their Dividend certificate, as follows:

1. Obtaining Dividend For Nutek's Common Shares - If a stockholder is already a record owner of the Company, holding certificates for Nutek common stock issued in his, her or its name, no further action is needed. The transfer agent will mail a Dividend certificate directly to the record owner. To prevent any delay, we recommend shareholders confirm with the Company's transfer agent their address in the transfer agent's records. If you have or think you may have had a change of address since you were issued your stock certificate, please notify the transfer agent in writing of your change of address. The transfer agent's contact information is:

                               Transfer Online
                               227 SW Pine St., Suite 300
                               Portland, OR 97204
                    Attention: Myrna Singer
                    Fax No   : (503) 227-2950
                    Tel: No  : (503) 227-6874
                    Email    : MYRNA@TRANSFERONLINE.COM

PLEASE NOTE: If a stockholder does not yet hold shares of the Company's common stock in certificate form, but holds them in street name with a broker, such beneficial stockholders can request a stock certificate from their broker representing their ownership interest in the Company's common stock. If such certificate is issued to a stockholder prior to the Record Date, that stockholder need do nothing further. The Company's transfer agent will then mail the Dividend certificate directly to those stockholders. To insure receipt of their Dividend certificate, the Company urges all stockholders who do not currently hold their shares of Nutek's common stock in certificate form, and who wish to take part in the Dividend distribution, to immediately request, in writing, from their broker an actual paper stock certificate representing their shares of the Company's common stock. To assist stockholders in this regard, a sample stockholder letter requesting a certificate evidencing their ownership of Nutek has been posted on the Company's website WWW.NUTK.COM. If you have requested a stock certificate from your broker and are experiencing difficulties or unusual delays in obtaining your stock certificate, the Company would like to hear from you immediately. You should notify the Company of any such problems via e-mail at CERTIFICATES@NUTK.COM or via fax at (702) 262-0033. Such notifications should include a copy of your brokerage statement reflecting your claimed ownership interest in Nutek.

2. Relying on Your Broker's Beneficial Owner List - If you elect not to obtain your stock certificate or a stock certificate that you requested is not issued by the Record Date, your broker will be submitting to the Company's transfer agent within five (5) business days after the Record Date a list of its beneficial owners of Nutek common stock as of the Record Date to enable the transfer agent to issue directly to such beneficial owners the Dividend certificate(s). If you are a stockholder who elected not to request your stock certificate or if you requested your stock certificate and do not receive it by the Record Date, you should contact your broker promptly after the Record Date to insure that your ownership interest in Nutek common stock, as of the Record Date, is included properly on the beneficial owner list that your broker is required to submit to the Company's transfer agent.

Stockholders and brokers should also note that Dividend certificates will be issued first to registered stockholders who hold their shares in certificate form in their name and then to those beneficial stockholders identified in the beneficial owner lists submitted by the brokers. The Company will commence mailing Dividend certificates to registered stockholders within ten (10) business days after the Record Date. Accordingly, brokers must submit their beneficial owner lists to the transfer agent within five (5) business days after the Record Date to enable the transfer agent to process the Dividend certificates.





SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 29, 2003

                              NUTEK, INC.


                              By:
                              /s/ Murray N. Conradie
                              -----------------------
                              Murray Conradie, President